UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2022

Trimble Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14845	94-2802192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. No.)

10368 Westmoor Drive, Westminster, CO 80021
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (720) 887-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	TRMB	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Sale and Purchase Agreement

On December 11, 2022, Trimble Inc. (the “Company” or “Trimble”) and Trimble Trailblazer GmbH, a wholly owned subsidiary of the Company (the “Purchaser”), entered into a Sale and Purchase Agreement (the “Purchase Agreement”) with Spider Investments Luxembourg S.à r.l. (the “Seller”). Following the closing of the transactions contemplated by the Purchase Agreement, Trimble will have acquired the ultimate beneficial ownership of all of the shares or equity interests in the entities that own Transporeon, a Germany-based transportation management company that provides a platform for shippers, forwarders, carriers and retailers to move, manage and monitor freight. Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, the Purchaser will acquire from the Seller all of the issued and outstanding shares of TP Group Holding GmbH (“TP Group Holding”) and all of the issued and outstanding shares of Sixfold GmbH (“Sixfold”, together with “TP Group Holding” and each of their respective subsidiaries, the “Target Group Companies”). The Purchase Agreement is governed by German law. The Company is acting as the guarantor of Purchaser’s obligations pursuant to the Purchase Agreement.

The purchase price payable at the closing of the Acquisition consists of (i) a base purchase price of €1,564,300,000 (“Base Purchase Price”) in cash, plus (ii) an additional consideration in cash equal to 2% per annum on the Base Purchase Price for the period beginning on January 1, 2023 through March 1, 2023, and 4% on the Base Purchase Price per annum thereafter until (but excluding) the closing date of the Acquisition, plus (iii) the amount of up to €4.3 million on outstanding aged receivables of the Target Group Companies to the extent that they are collected before the closing of the Acquisition, minus (iv) the Notified Leakage Amount (meaning any distributions or other transfers of cash or value from the Target Group Companies to the Seller or its affiliates since January 1, 2022 and until the closing of the Acquisition), if any. Pursuant to the Purchase Agreement, on the closing date of the Acquisition, Purchaser shall also be required to repay or refinance the entire outstanding indebtedness of certain subsidiaries of the Target Group Companies as of the closing date of the Acquisition. As of November 30, 2022, this outstanding indebtedness was €302,822,911.14. Additionally, Purchaser may be obligated to make an additional payment to Seller depending on the outcome of an arbitration proceeding of up to €16.65 million plus interest.

The Seller has made certain fundamental warranties regarding the title and ownership of the shares of TP Group Holding and similar matters as set forth in the Purchase Agreement. In addition, the Purchase Agreement contains customary warranties regarding the business of the Target Group Companies, including warranties regarding their financial statements, operations, material agreements, employment matters, employee benefits, pension matters, compliance with laws, taxes, real property, intellectual property, IT systems, insurance, data privacy, litigation and other customary warranties.

The Seller has agreed, subject to the terms of the Purchase Agreement, to various covenants and agreements, including, among others, to operate the business of each relevant entity in the ordinary course of business, and to reimburse the Company for any Leakage (as defined in the Purchase Agreement, which includes, without limitation, certain actions taken by Seller or a Seller Related Party (as defined in the Purchase Agreement) taken between January 1, 2022 and prior to the closing of the Acquisition for its or their own benefit including payment of dividends, capital and other similar payments, any payment of certain fees and expenses).

The Seller has also agreed to indemnify Purchaser directly in respect of: (i) certain breaches of certain fundamental representations and warranties, (ii) claims of Leakage (as defined in the Purchase Agreement), (iii) certain breaches of the interim operating covenants, (iv) fraudulent or willful misconduct, and (v) certain taxes, in each case, on and subject to the limitations in the Purchase Agreement, which include survival periods for certain indemnification claims, de minimis thresholds for certain indemnification claims, application of a deductible to certain indemnification claims, as well as liability caps for certain indemnification claims.

The Purchaser is obtaining warranty and indemnity insurance, which will provide coverage for of the business warranties of the Seller as well as for claims under the tax indemnity contained in the Purchase Agreement, subject to certain deductibles, exclusions, policy limits and certain other terms and conditions. The rights and claims under the warranty and indemnity insurance will be the sole recourse of the Purchaser in case of breach of the business warranties of the Seller and the tax indemnity.

Pursuant to the Purchase Agreement, the closing of the Acquisition is conditioned on receipt of merger control clearances in Austria, Germany and Poland (the “Closing Condition”). The Purchase Agreement may be terminated (i) by Seller if the closing of the Acquisition has not taken place by June 30, 2023, (ii) by Seller if the actual payment of any amounts required to be made by the Purchaser under the Purchase Agreement at the closing of the Purchase Agreement is not made, or

(iii) by Purchaser if the closing of the Acquisition has not taken place by June 30, 2023 and such non-occurrence is solely due to the Closing Condition not having been fulfilled notwithstanding Purchaser’s full compliance with its obligations under the Purchase Agreement.

Completion of the Acquisition is not subject to a financing condition, and the Company has warranted that it will have sufficient funds on hand, when combined with certain financing commitments obtained to finance the Acquisition, to fulfill its obligations under the Purchase Agreement.

This summary description of the Acquisition does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K to be filed with respect to the fiscal year ending December 30, 2022. The Purchase Agreement contains representations and warranties by certain of the parties to the Purchase Agreement which were made only for purposes of the Purchase Agreement and as of specified dates. The representations, warranties and covenants in the Purchase Agreement were the product of negotiations among the parties and made solely for the benefit of the parties to the Purchase Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Trimble, Transporeon, the Target Group Companies or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in Trimble’s public disclosures.

Financing Commitment Letter

In connection with entering into the Purchase Agreement, the Company entered into a commitment letter (the “Commitment Letter”), dated as of December 11, 2022, with Bank of America, N.A. (the “Commitment Party”) and BofA Securities, Inc. pursuant to which, subject to the terms and conditions set forth therein, the Commitment Party has committed to provide a 364-day senior unsecured bridge term loan facility in an aggregate principal amount of up to €1.880 billion (the “Bridge Credit Facility”). The commitments under the Commitment Letter are subject to customary reductions, including reductions equal to the net cash proceeds received by the Company from the incurrence of specified other indebtedness. The funding of the Bridge Credit Facility provided for in the Commitment Letter is contingent on the satisfaction of customary conditions, including (i) the execution and delivery of definitive documentation with respect to the Bridge Credit Facility in accordance with the terms sets forth in the Commitment Letter, and (ii) the consummation of the Acquisition in accordance with the Purchase Agreement. If not sooner terminated in accordance with the Commitment Letter, the commitments terminate on July 10, 2023.

The foregoing description of the Commitment Letter and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by reference to, the Commitment Letter, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On December 12, 2022, Trimble issued a press release announcing the execution of the Purchase Agreement, a copy of which is furnished as Exhibit 99.1 and incorporated herein by reference.

The information furnished pursuant to Item 7.01 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing of Trimble under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No	Description

10.1	364-Day Bridge Facility Commitment Letter, dated December 11, 2022, by and among the Company, BofA Securities, Inc. and Bank of America, N.A.

99.1	Press Release dated December 12, 2022, issued by Trimble.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMBLE INC. a Delaware corporation

Dated: December 12, 2022	By:	/s/ David G. Barnes
David G. Barnes
Chief Financial Officer